Exhibit 99.1
Autoliv Inc. Financial Report July - September 2003
Sales up 14% to $1.2 billion Income before tax up 18% to $78 million Earnings per share up 29% to $.54

(Stockholm, October 16, 2003) - - Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported record third-quarter sales and earnings for the three-month period which ended September 30, 2003.

Despite a 5% decline in the underlying light vehicle production, consolidated sales rose by 14% to $1,213 million, operating income by 12% to $86 million and income before taxes by 18% to $78 million compared to the corresponding quarter 2002. Net income improved by 25% to $52 million and earnings per share by 29% to 54 cents.

The rollout of side-curtain airbags, the expansion in Asia, stronger foreign currencies and market shares gains in safety electronics drove sales and earnings.

3rd Quarter
Market Overview
During the three-month period July through September 2003, light vehicle production dropped by approximately 5% in the Triad (i.e. Western Europe, North America and Japan) compared to the same quarter last year.

In Europe, where Autoliv generates more than half of its revenues, light vehicle production declined by 7%. At the beginning of the quarter, the decline was expected to amount to 6% due to several important car model changeovers, such as Volkswagen's new Golf, Opel's new Astra, Ford's new C-max and Volvo's new 40-series - all vehicles to which Autoliv is a supplier. Renault introduced its new Scénic and ramped up production for its new Mégane. Renault and Volvo, which both are important Autoliv customers, were among the few OEMs that maintained or increased production.

In North America, which accounts for one third of Autoliv's revenues, light vehicle production decreased by 5%, which was in line with expectations. "The Big 3" (i.e. GM, Ford and Chrysler), which account for most of sales, cut back production by 10%, while the Asian and European vehicle manufacturers increased their North American production by 11%. GM reduced production by 5%, Chrysler by 10% and Ford by 16%. Production fell by 10% for passenger cars but only by 1% for light trucks.

In Japan, which accounts for one tenth of consolidated sales, light vehicle production decreased by 2% due to a weak domestic market.

In addition to vehicle production, the automotive safety market is driven by new regulations and the rollout of new safety systems, such as side-impact airbags. It is therefore important that newly published real-world crash data confirms the safety benefit of these new products (as originally demonstrated in laboratory testing). The new data, which is based on actual crashes in the U.S., shows that side airbags that include head protection are reducing deaths by about 45% among drivers of passenger cars struck on the near (driver) side.

Consolidated Sales
Consolidated net sales during the three-month period which ended September 30, 2003, rose by 14% to $1,213 million compared to the corresponding period in 2002. At the beginning of the quarter, sales were expected to increase by about 10%, but the effects of the rollout of new products, the growth in Asia and Autoliv's market share gains have been stronger than anticipated.

Currency translation effects boosted sales by 8%, while acquisitions added nearly 4%. Consequently, organic sales growth (sales excluding currency effects and acquisitions) was 2%, despite the 5% drop in light vehicle production in the Triad. Consequently, Autoliv continued to increase its global market share.

Autoliv's organic sales growth was primarily driven by a 50% increase in the sales of the Inflatable Curtain and higher market shares for electronics and steering wheels as well as an overall strong performance in Asia. Sales of electronics rose organically by 18%, partly due to new business from BMW.

Sales by Region
Sales from Autoliv's European companies rose by 18%, primarily due to a 14% currency effect. The fact that organic sales increased by 4% at the same time as European light vehicle production fell by 7% is primarily explained by higher penetration rates for the Inflatable Curtain and by additional market share gains in safety electronics and steering wheels.

Sales from Autoliv's North American companies declined by 7% or somewhat less than the 10% production drop for the "Big 3", Autoliv's largest customers in North America. Seat belt sales grew, however, by 6%. Autoliv's market share for seat belts has thus started to grow again after last year's temporary deviation from the trend line. Airbag sales declined by 10% both as a result of the reduction in "the Big 3's" vehicle production and the phase-out of low-margin inflators. North American sales of inflators were also affected by the on-going transfer of production of inflators for Japanese customers to the new plant in Taketoyo, Japan.

Sales from Autoliv companies in Japan increased by 81%. Most of the increase was due to the NSK-acquisition, 14% to organic growth and 2% to currency effects. The organic sales growth was spearheaded by the Inflatable Curtain.

Sales from Autoliv companies in the Rest of the World jumped by 48%. Excluding currency effects of 11% and acquisitions of 1%, organic sales rose by 36% primarily as a result of new business in Korea, both for seat belts and frontal airbags. The growth rate was also high in China, where sales more than doubled compared to last year.

Sales by Product
Consolidated sales of airbag products (incl. steering wheels) increased by 7% to $815 million, including a 6% effect from currencies. Since the change in organic sales was an increase of approximately 1%, Autoliv managed to offset the effect of the weak global vehicle production. This was accomplished by the rollout of new safety technologies, increased market shares in electronics, and by new business generated by investments previously made in the Rest of the World, where both vehicle production and the demand for frontal airbags is growing rapidly.

Sales of seat belt products (incl. seat sub-systems) rose by 30% to $398 million, including currency effects of 11% and a 13% effect of acquisitions. Most of the organic growth of 6% came from Korea, China and North America.

Earnings
Due to the strong sales performance and better gross margin, earnings improved on all levels in the income statement, and the return on shareholders' equity improved for the tenth consecutive quarter (when compared to the previous year's quarter).

Gross profit increased by 15% to $222 million. Currency translation effects contributed 8% to the increase, while currency hedging reduced gross profit by $2 million in both 2003 and 2002. Despite a 0.4% negative margin effect from acquisitions, uneven vehicle production and the unusually high rate of car model changeovers, Autoliv's gross margin rose to 18.3% from 18.0% in the same quarter 2002. The margin improvement was due to savings in component costs and a lower production overhead cost level.

Operating income improved by 12% to $86 million and operating margin stood almost unchanged at 7.1% compared to 7.2% in the corresponding quarter last year. Acquisition had a 0.4% negative margin impact at the same time as research, development and engineering expenses rose by 26% or to 5.8% of sales, compared to 5.2% during the same quarter 2002. The increase in R,D&E mainly reflects the strong order-intake during the last quarters and a lower degree of engineering income.

Income before taxes improved by 18% to $78 million. In addition to the better operating income, this improvement was due to a $2 million reduction in net interest expense as a result of lower interest rates. Higher earnings in joint ventures, partly due to the NSK-consolidation, also contributed to the improvement.

The effective tax rate has been reduced to 31% from 32% in the third quarter last year. Previously, the effective tax rate for 2003 was expected to be 32.5%, but is now expected to be 32% for the full year.

Net income rose by 25% to $52 million and earnings per share by 29% to 54 cents. The stock-repurchase program has reduced the average number of shares outstanding (assuming dilution) to 95.2 million from 98.2 million during last year's third quarter. For the improvement in earnings per share, one cent was due to the stock repurchase program and seven cents to the currency exchange effects (including translation, currency hedging and transaction effects). Adjusting the previously assumed tax rate to the new effective rate of 32% for the full year has led to a one-time catch-up effect of one cent in earnings per share.

Cash Flow and Balance Sheet
Operations generated $68 million in cash compared to $114 million during the same quarter 2002. The weaker cash flow was mainly due to a reduction in accounts payable. After investments of $68 million, cash flow was neutral. Capital expenditures of net $67 million were related to additional manufacturing capacity, mainly for airbags. The $1 million for acquisitions was related to Protektor.

Working capital in the balance sheet increased during the quarter by $63 million, despite the fact that receivables shrank by $46 million and inventories rose only marginally or by $7 million. Accounts payable, however, dropped by $57 million. The increase in working capital was also due to currency effects and acquisitions. In relation to 12-months sales, working capital at the end of the quarter amounted to 10.6%, and to 9.9% excluding the effect of acquisitions.

According to the Company's target, working capital should not exceed 10% of sales, and Autoliv has met this target in the previous four quarters.

Due to the capital expenditures and higher working capital, net debt increased during the quarter by $29 million to $932 million. Gross interest- bearing debt increased during the quarter by $91 million to $1,124 million. The increase was mainly due to a reclassification of fair market value of dept hedges, which are now reported as "Investments and other non-current assets" and "Other non-current liabilities". Net debt to capitalization stood unchanged at 29%.

Equity increased during the quarter by $54 million to $2,236 million or $23.66 per share. Equity was reduced by the quarterly dividend of $12 million and favorably impacted by $9 million from currency effects due to the weaker U.S. dollar and by $4 million from changes in the market value of cash-flow hedges.

Launches during 3rd Quarter
  Bentley's new Continental: Inflatable Curtains and seat belts with pretensioners
  Chevrolet's new Malibu and Malibu Maxx: Seat belts with pretensioners
  Chevrolet's new SSR: Smart passenger airbags
  Ford's new E-series: Smart frontal airbags, steering wheel and seat belts with pretensioners
  Ford's new Freestar: Smart frontal airbags, side airbags, Inflatable Curtains, steering wheel and seat belts with pretensioners
  Honda's new Acura TL: Side airbags and seat belts with pretensioners
  Honda's new Acura MDX: Inflatable Curtains
  Honda's new Life: Seat belts with pretensioners
  Nissan's new Pathfinder: Smart frontal airbags, side airbags, Inflatable Curtains and steering wheel
  Porsche's new Carrera GT: Seat belt with pretensioners
  Saab's 9-3: Airbag electronics
  Hyundai's Avante: Airbag electronics
  Saturn's Vue: Seat belts upgraded with pretensioners
  Toyota's new Window: Smart passenger airbag, side airbags and Inflatable Curtains
  Toyota's new Solara: Smart passenger airbag, side airbags and Inflatable Curtains
  Volvo's new S40: Smart frontal airbags, side airbags, Inflatable Curtains, seat belts with dual pretensioners, integrated telephone, whiplash recliner and integrated child seat
  VW's new Golf: Passenger airbags, Inflatable Curtains, and seat belts with pretensioners

1st Nine Months

Market overview
During the nine-month period January-September 2003, light vehicle production decreased in the Triad by slightly more than 2% despite a 1% increase in the first quarter.

In Western Europe, the nine-month light vehicle production declined by 4% due to the weak third quarter. The vehicle mix, however, was favorable to Autoliv.

In North America, light vehicle production declined by 4%. The passenger car segment dropped by 11% while the light truck segment rose by 2%. Production by the Big 3 decreased by 6%, while the North American production of the Asian and European manufacturers rose by 6%. Therefore, the vehicle and customer mix was unfavorable for Autoliv, particularly for Autoliv's seat belt sales.

In Japan, light vehicle production was flat. However, production of vehicles for the markets outside Japan rose. These vehicles have generally higher supply value for Autoliv than cars for the domestic market.

Consolidated Sales
For the nine-month period January through September, sales rose by 17% to $3,825 million. Organic growth was 3% despite the 2% decrease in the underlying light vehicle production. Currency effects added nearly 11% to sales and acquisitions less than 4%. Most of the effect from acquisitions came from VRE that was acquired on April 1, 2002, and from the consolidation from April 1, 2003 of NSK's Asian seat belt operations.

Sales from Autoliv's European companies rose by 24%. Currency effects added 19% and acquisitions 1%. The organic growth of 4% was mainly due to the rollout of the Inflatable Curtain and market share gains in safety electronics.

Sales from Autoliv's North American companies declined by 5%. The VRE acquisition added 2% to these revenues. The organic decrease in sales of 7% was primarily due to the 4% drop in light vehicle production, the unfavorable sales mix and the phase-out of low-margin inflators.

Sales from Autoliv companies in Japan rose by 75%. Excluding acquisitions which added 45% and currency effects that contributed nearly 7%, organic sales grew by 23%, compared to the flat vehicle production in Japan. The strong organic sales performance was due to the Inflatable Curtain.

Reported sales from Autoliv companies in the Rest of the World rose by 65%. The organic sales increase was 54% and was mainly due to new business in Korea and China, and to strong demand for frontal airbags and seat belts.

Sales of airbag products increased by 13% to $2.623 million. Excluding a 9% effect from currencies and 2% from VRE, the organic increase was 2%. The increase in organic sales was due to the Inflatable Curtain and higher market shares for electronics.

Sales of seat belt products rose by 27% to $1.201 million including 14% from currency effects and 7% from the acquisitions. Organic growth of 6% was mainly the result of new business in Asia and market share gains in Europe and North America.

Earnings
Earnings improved on all levels in the income statement, and the return on shareholders' equity continued to rise, reaching 10.9% compared to 9.1% during the corresponding nine-month period of 2002.

Gross profit increased by 20% to $715 million and the gross margin rose to 18.7% from 18.3% despite a 0.2% dilutive effect from acquisitions. Currency hedging reduced gross profit by $12 million during 2003, while it had almost no impact in 2002.

Operating income rose by 19% to $287 million and operating margin improved to 7.5% from 7.4% despite the negative impact of acquisitions. The improvement of the operating margin was less than the increase in the gross margin, mainly due to higher R,D&E spending, which rose to 5.9% of sales from 5.3%.

Income before taxes improved by 26% to $265 million primarily as a result of the strong sales performance, the margin improvement and a better financial net.

The effective tax rate was reduced to 32% from 33%. The decrease is primarily a result of a reduced level of losses being generated without any tax benefit.

Net income rose by 31% to $174 million and earnings per share rose by 36% to $1.83. The stock-repurchase program reduced the average number of shares outstanding (assuming dilution) to 95.5 million from 98.2 million during the first nine months of 2002. The net impact of the repurchase program and of the lower tax rate was eight cents on earnings per share.

Cash Flow and Balance Sheet
During the year's first nine months, operations generated $294 million in cash, despite $85 million being tied up in working capital mainly due to higher sales.

After investments, operations generated $80 million in cash and $109 million excluding the effects of acquisitions. Capital expenditures rose by $40 million to $185 million, but were still in line with depreciation of $188 million.

Since the beginning of the year, net debt has increased by $68 million mainly due to currency effects and acquisitions. Gross interest-bearing debt increased by $158 million partly due to the above mentioned reclassification. Autoliv has also returned funds to shareholders by repurchasing shares for $43 million, in addition to raising the quarterly dividends twice during the last 12 months. In relation to capitalization, net debt was 29%, i.e. the same ratio as at the beginning of the year.

Equity increased during the nine-month period by $189 million despite the repurchase of shares and the payment of quarterly dividends for $37 million. Equity was favorably impacted by $79 million from currency effects due to the weaker U.S. dollar, by $13 million from changes in the market value of cash-flow hedges and by $3 million from stock options that were excercised.

Headcount
Total headcount (employees plus temporary hourly workers) increased by 300 to 36,500 during the quarter. The increase was entirely concentrated in low-labor-cost countries. Headcount in high-labor-cost countries declined slightly despite the acquisition of the German company Protektor which added 110. Of total headcount 31% are in low-labor-cost countries (and 34% excluding temporaries, compared to 31% at the beginning of the year and less than 10% four years ago).

Since the beginning of the year, total headcount has increased by 2,300. Excluding acquisitions, which have added just over 1,700, the entire headcount increase was in low-labor-cost countries.

Prospects
During the fourth quarter, light vehicle production is expected to recover in North America and actually increase by 1% in the quarter. In Western Europe light vehicle production is expected to continue to be down by 2-3%. However, due to a favorable sales mix and additional market share gains, Autoliv expects to continue to outperform the global vehicle production. In addition, currency effects will add almost 10% to revenues (if mid-October exchange rates prevail), and acquisitions another 3%. Based on these assumptions, we therefore expect Autoliv's sales increase during the fourth quarter to exceed the rate recorded in the third quarter 2003.

Mainly due to the expected strong sales performance, and a continued favorable sales mix we expect Autoliv to reach - or even slightly exceed - the operating margin of 7.5% recorded in last year's fourth quarter, despite the expected 2% decline in the Triad's light vehicle production.

Other Significant Events
  As of July 1, Autoliv acquired the German company Protektor, which specializes in seat belts for buses, heavy trucks, forklifts and other special-purpose vehicles. Protektor sells in 20 countries and exports account for 35% of the company's $11 million in revenues.
  The Financial Statements have been affected by three other acquisitions. On April 1, 2003 Autoliv exercised its options and acquired the remaining 60% of the shares in NSK's Asian seat belt operations. The operations have approximately $150 million in annual sales. Also in the second quarter, Autoliv acquired a Japanese steering wheel operation that had nearly $20 million in sales last year. In April last year, Autoliv acquired Visteon Restraint Electronics (VRE) with $150 million in annual sales.
  On June 26, the Commerce Committee of the U.S. Senate introduced draft legislation for rollover protection "based on the combined ejection-mitigation capabilities of safety technologies, including advanced side glazing, side curtains, and side impact air bags" to be included in the funding bill for the National Highway Traffic Safety Administration (NHTSA). According to the proposal, the new regulation should become effective "no later than December 31, 2008" for all new vehicles weighing up to five tons. A decision is expected early next year on the entire NHTSA funding bill.
  Autoliv has received the Chrysler Group's Component Award in North America for overall performance excellence, while Autoliv's seat belt facilities in Madisonville, Kentucky, and Lerma, Mexico, have received Chrysler's Gold Award for outstanding delivery and quality performance in 2002.

Higher Dividend
The quarterly dividend will be raised by 15% to 15 cents per share. It will be paid on Thursday December 4, 2003 to shareholders of record as of November 6. The ex-date, when the shares will trade without the right to the dividend, is November 4.

Next report
The next quarterly report, which covers the period October through December, will be published on January 22, 2004.

"Safe Harbor Statement"
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC).

Definitions and SEC Filings
Please refer to www.autoliv.com/financial info or to the Annual Report for definitions of financial terms used in this report.

The filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management's certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at SEC's web site www.sec.gov and at www.autoliv.com.

A tele-conference will be held today at 3.30 p.m. CET (9.30 a.m. New York time).
In Europe call: +44-20-7162 0088
In N. America: +1-334-323 6201.
It will also be available and archived at www.autoliv.com under Financial info/Calendar.

KEY RATIOS
	Quarter July - Sept		First 9 months		Latest 12	Full year
	2003	2002	2003	2002	months	2002
Earnings per share 1)	$.54	$.42	$1.83	$1.35	$2.32	$1.84
Equity per share	23.66	20.33	23.66	20.33	23.66	21.25

Working Capital, $ in millions	531	397	531	397	531	385
Capital employed, $ in millions	3,168	2,888	3,168	2,888	3,168	2,911
Net debt, $ in millions 2)	932	896	932	896	932	864
Net debt to equity ratio, %	42	45	42	45	42	42
Net debt to capitalization, % 3)	29	31	29	31	29	29

Gross margin, % 4)	18.3	18.0	18.7	18.3	18.6	18.2
Operating margin, % 5)	7.1	7.2	7.5	7.4	7.5	7.4

Return on shareholders´ equity, %	9.3	8.3	10.9	9.1	10.5	9.2
Return on capital employed, %	11.3	10.8	13.0	11.3	12.8	11.6

Average no. of shares in millions 1)	95.2	98.2	95.5	98.2	95.8	98.0
No. of shares at period-end in millions6)	94.5	98.0	94.5	98.0	94.5	96.3
No. of employees at period-end	31,600	29,300	31,600	29,300	31,600	30,100
Headcount at period-end	36,500	33,600	36,500	33,600	36,500	34,200
Days receivables outstanding 7)	82	81	78	80	80	78
Days inventory outstanding 8)	33	32	32	31	32	31

1)Assuming dilution and net of treasury shares
2)Short- and long-term interest bearing liabilities and related dervatives, less cash and cash equivalents
3)Net debt in relation to net debt and equity (including minority)
4)Gross profit relative to sales
5)Operating income relative to sales
6)Excluding dilution and net of treasury shares
7)Outstanding receivables at average exchange rates relative to average daily sales
8)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter July - Sept		First 9 months		Latest 12	Full year
	2003	2002	2003	2002	months	2002
Net sales
- Airbag products	$814.6	$761.5	$2,623.3	$2,319.9	$3,463.4	$3,160.0
- Seat belt products	397.9	305.0	1,201.4	944.7	1,540.1	1,283.4
Total net sales	1,212.5	1,066.5	3,824.7	3,264.6	5,003.5	4,443.4

Cost of sales	(990.6)	(874.0)	(3,109.4)	(2,668.0)	(4,074.0)	(3,632.6)
Gross profit	221.9	192.5	715.3	596.6	929.5	810.8

Selling, general & administrative expenses	(63.4)	(54.8)	(194.3)	(161.6)	(251.7)	(219.0)
Research, development & engineering expenses	(69.9)	(55.5)	(224.0)	(174.1)	(279.7)	(229.8)
Amortization of intangibles	(5.2)	(4.9)	(15.7)	(14.6)	(20.5)	(19.4)
Other income (expense), net	2.6	(0.5)	5.8	(4.3)	(1.7)	(11.8)
Operating income	86.0	76.8	287.1	242.0	375.9	330.8

Equity in earnings of affiliates	2.5	1.7	8.3	3.9	8.5	4.1
Interest income	0.8	1.1	2.8	4.2	4.7	6.1
Interest expense	(11.4)	(13.9)	(36.0)	(40.8)	(50.2)	(55.0)
Other financial items	(0.4)	-	2.9	0.7	2.9	0.7
Income before income taxes	77.5	65.7	265.1	210.0	341.8	286.7

Income taxes	(23.9)	(21.0)	(84.9)	(69.3)	(110.2)	(94.6)
Minority interests in subsidiaries	(2.0)	(3.3)	(5.9)	(7.8)	(9.7)	(11.6)
Net income	51.6	41.4	174.3	132.9	221.9	180.5

Earnings per share	$.54	$.42	$1.83	$1.35	$2.32	$1.84

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Sept 30	June 30	March 31	Dec 31	Sept 30
	2003	2003	2003	2002	2002
Assets
Cash & cash equivalents	$104.4	$129.8	$133.4	$101.5	$149.6
Receivables	1,116.3	1,162.6	1,086.9	1,008.6	970.9
Inventories	437.2	430.0	376.0	381.5	362.3
Other current assets	131.0	84.3	81.4	62.2	73.5
Total current assets	1,788.9	1,806.7	1,677.7	1,553.8	1,556.3

Property, plant & equipment, net	1,010.1	995.3	925.7	916.9	873.0
Goodwill assets, net	1,523.5	1,520.6	1,499.5	1,498.2	1,492.7
Intangible assets, net	181.4	186.8	191.4	192.1	197.6
Investments and other non-current assets	230.5	139.4	134.0	133.8	114.2
Total assets	$4,734.4	$4,648.8	$4,428.3	$4,294.8	$4,233.8

Liabilities and shareholders' equity
Short-term debt	$164.6	$108.9	$107.6	$122.9	$92.2
Accounts payable	620.9	677.6	612.2	619.3	567.1
Other current liabilities	532.8	531.3	523.2	447.6	442.7
Total current liabilities	1,318.3	1,317.8	1,243.0	1,189.8	1,102.0

Long-term debt	959.2	923.6	905.5	842.7	953.1
Pension liability	46.3	55.2	46.5	42.8	37.1
Other non-current liabilities	138.4	133.9	131.5	131.7	114.7
Minority interest in subsidiaries	36.3	36.4	33.3	41.1	34.7
Shareholders' equity	2,235.9	2,181.9	2,068.5	2,046.7	1,992.2
Total liabilities and shareholders' equity	$4,734.4	$4,648.8	$4,428.3	$4,294.8	$4,233.8

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter July - Sept		First 9 months		Latest 12	Full year
	2003	2002	2003	2002	months	2002
Net income	$51.6	$41.4	$174.3	$132.9	$221.9	$180.5
Depreciation and amortization	67.5	62.3	203.8	180.4	271.9	248.5
Deferred taxes and other	0.5	13.7	0.7	11.9	14.3	25.5
Change in operating assets and liabilities	(52.1)	(3.0)	(85.3)	33.5	(64.3)	54.5
Net cash provided by operating activities	67.5	114.4	293.6	358.7	443.8	509.0

Capital expenditures, net	(66.8)	(49.3)	(185.0)	(145.1)	(257.8)	(217.9)
Acquisitions of businesses, net	(0.9)	1.4	(28.7)	(24.5)	(26.5)	(22.3)
Net cash before financing	(0.2)	66.5	79.8	189.1	159.5	268.8

Increase (decrease) in short-term debt	20.6	18.6	(33.9)	(29.0)	(28.7)	(23.8)
Issuance of long-term debt	13.5	2.4	118.3	2.4	121.5	5.6
Repayments & other changes in long-term debt	(39.0)	(33.8)	(83.0)	(67.6)	(180.8)	(165.4)
Dividends paid	(12.3)	(10.8)	(37.1)	(32.3)	(47.7)	(42.9)
Shares repurchased	-	-	(43.0)	-	(73.4)	(30.4)
Stock options exercised	2.5	0.6	3.5	0.8	3.4	0.7
Other, net	(10.1)	(8.6)	(8.8)	(7.7)	(1.9)	(0.8)
Effect of exchange rate changes on cash	(0.4)	(1.1)	7.1	9.7	2.9	5.5
Increase (decrease) in cash and cash equivalents	(25.4)	33.8	2.9	65.4	(45.2)	17.3
Cash and cash equivalents at period-start	129.8	115.8	101.5	84.2	149.6	84.2
Cash and cash equivalents at period-end	$104.4	$149.6	$104.4	$149.6	$104.4	$101.5